SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Schedule 13G

(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)

(Amendment No.     )*

ExactTarget, Inc.

(Name of Issuer)

Common Stock, $0.0005 par value per share

(Title of Class of Securities)

30064K105

(CUSIP Number)

December 31, 2012

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

(Continued on following pages)

Exhibit Index on Page 23

CUSIP # 30064K105	Page 2 of 27

1	NAME OF REPORTING PERSONS TCV VII, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 5,585,670 shares of Common Stock (A)
	6	SHARED VOTING POWER -0- shares of Common Stock
	7	SOLE DISPOSITIVE POWER 5,585,670 shares of Common Stock (A)
	8	SHARED DISPOSITIVE POWER -0- shares of Common Stock
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,585,670 shares of Common Stock (A)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 8.20%
12	TYPE OF REPORTING PERSON* PN

(A)	Please see Item 4.

CUSIP # 30064K105	Page 3 of 27

1	NAME OF REPORTING PERSONS TCV VII (A), L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 2,900,770 shares of Common Stock (A)
	6	SHARED VOTING POWER -0- shares of Common Stock
	7	SOLE DISPOSITIVE POWER 2,900,770 shares of Common Stock (A)
	8	SHARED DISPOSITIVE POWER -0- shares of Common Stock
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,900,770 shares of Common Stock (A)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 4.26%
12	TYPE OF REPORTING PERSON* PN

(A)	Please see Item 4.

CUSIP # 30064K105	Page 4 of 27

1	NAME OF REPORTING PERSONS TCV Member Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 51,459 shares of Common Stock (A)
	6	SHARED VOTING POWER -0- shares of Common Stock
	7	SOLE DISPOSITIVE POWER 51,459 shares of Common Stock (A)
	8	SHARED DISPOSITIVE POWER -0- shares of Common Stock
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 51,459 shares of Common Stock (A)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.08%
12	TYPE OF REPORTING PERSON* PN

(A)	Please see Item 4

CUSIP # 30064K105	Page 5 of 27

1	NAME OF REPORTING PERSONS Technology Crossover Management VII, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 8,486,440 shares of Common Stock (A)
	6	SHARED VOTING POWER -0- shares of Common Stock
	7	SOLE DISPOSITIVE POWER 8,486,440 shares of Common Stock (A)
	8	SHARED DISPOSITIVE POWER -0- shares of Common Stock
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,486,440 shares of Common Stock (A)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 12.47%
12	TYPE OF REPORTING PERSON* PN

(A)	Please see Item 4.

CUSIP # 30064K105	Page 6 of 27

1	NAME OF REPORTING PERSONS Technology Crossover Management VII, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 8,537,899 shares of Common Stock (A)
	6	SHARED VOTING POWER -0- shares of Common Stock
	7	SOLE DISPOSITIVE POWER 8,537,899 shares of Common Stock (A)
	8	SHARED DISPOSITIVE POWER -0- shares of Common Stock
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,537,899 shares of Common Stock (A)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 12.54%
12	TYPE OF REPORTING PERSON* OO

(A)	Please see Item 4.

CUSIP # 30064K105	Page 7 of 27

1	NAME OF REPORTING PERSONS Jay C. Hoag
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States Citizen
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0- shares of Common Stock
	6	SHARED VOTING POWER 8,537,899 shares of Common Stock (A)
	7	SOLE DISPOSITIVE POWER -0- shares of Common Stock
	8	SHARED DISPOSITIVE POWER 8,537,899 shares of Common Stock (A)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,537,899 shares of Common Stock (A)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 12.54%
12	TYPE OF REPORTING PERSON* IN

(A)	Please see Item 4.

CUSIP # 30064K105	Page 8 of 27

1	NAME OF REPORTING PERSONS Richard H. Kimball
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States Citizen
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0- shares of Common Stock
	6	SHARED VOTING POWER 8,537,899 shares of Common Stock (A)
	7	SOLE DISPOSITIVE POWER -0- shares of Common Stock
	8	SHARED DISPOSITIVE POWER 8,537,899 shares of Common Stock (A)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,537,899 shares of Common Stock (A)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 12.54%
12	TYPE OF REPORTING PERSON* IN

(A)	Please see Item 4.

CUSIP # 30064K105	Page 9 of 27

1	NAME OF REPORTING PERSONS John L. Drew
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States Citizen
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0- shares of Common Stock
	6	SHARED VOTING POWER 8,537,899 shares of Common Stock (A)
	7	SOLE DISPOSITIVE POWER -0- shares of Common Stock
	8	SHARED DISPOSITIVE POWER 8,537,899 shares of Common Stock (A)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,537,899 shares of Common Stock (A)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 12.54%
12	TYPE OF REPORTING PERSON* IN

(A)	Please see Item 4.

CUSIP # 30064K105	Page 10 of 27

1	NAME OF REPORTING PERSONS Jon Q. Reynolds, Jr.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States Citizen
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0- shares of Class A Common Stock
	6	SHARED VOTING POWER 8,537,899 shares of Common Stock (A)
	7	SOLE DISPOSITIVE POWER -0- shares of Common Stock
	8	SHARED DISPOSITIVE POWER 8,537,899 shares of Common Stock (A)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,537,899 shares of Common Stock (A)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 12.54%
12	TYPE OF REPORTING PERSON* IN

(A)	Please see Item 4.

CUSIP # 30064K105	Page 11 of 27

1	NAME OF REPORTING PERSONS Robert W. Trudeau
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States Citizen
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0- shares of Common Stock
	6	SHARED VOTING POWER 8,537,899 shares of Common Stock (A)
	7	SOLE DISPOSITIVE POWER -0- shares of Common Stock
	8	SHARED DISPOSITIVE POWER 8,537,899 shares of Common Stock (A)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,537,899 shares of Common Stock (A)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 12.54%
12	TYPE OF REPORTING PERSON* IN

(A)	Please see Item 4.

CUSIP # 30064K105	Page 12 of 27

1	NAME OF REPORTING PERSONS Christopher P. Marshall
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States Citizen
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0- shares of Common Stock
	6	SHARED VOTING POWER 8,537,899 shares of Common Stock (A)
	7	SOLE DISPOSITIVE POWER -0- shares of Common Stock
	8	SHARED DISPOSITIVE POWER 8,537,899 shares of Common Stock (A)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,537,899 shares of Common Stock (A)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 12.54%
12	TYPE OF REPORTING PERSON* IN

(A)	Please see Item 4.

CUSIP # 30064K105	Page 13 of 27

1	NAME OF REPORTING PERSONS Timothy P. McAdam
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States Citizen
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0- shares of Common Stock
	6	SHARED VOTING POWER 8,537,899 shares of Common Stock (A)
	7	SOLE DISPOSITIVE POWER -0- shares of Common Stock
	8	SHARED DISPOSITIVE POWER 8,537,899 shares of Common Stock (A)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,537,899 shares of Common Stock (A)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 12.54%
12	TYPE OF REPORTING PERSON* IN

(A)	Please see Item 4.

CUSIP # 30064K105	Page 14 of 27

1	NAME OF REPORTING PERSONS John C. Rosenberg
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States Citizen
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0- shares of Common Stock
	6	SHARED VOTING POWER 8,537,899 shares of Common Stock (A)
	7	SOLE DISPOSITIVE POWER -0- shares of Common Stock
	8	SHARED DISPOSITIVE POWER 8,537,899 shares of Common Stock (A)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,537,899 shares of Common Stock (A)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 12.54%
12	TYPE OF REPORTING PERSON* IN

(A)	Please see Item 4.

CUSIP # 30064K105	Page 15 of 27

1	NAME OF REPORTING PERSONS David L. Yuan
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States Citizen
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 5,766 shares of Common Stock (A)
	6	SHARED VOTING POWER 8,537,899 shares of Common Stock (A)
	7	SOLE DISPOSITIVE POWER 5,766 shares of Common Stock (A)
	8	SHARED DISPOSITIVE POWER 8,537,899 shares of Common Stock (A)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,543,665 shares of Common Stock (A)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 12.55%
12	TYPE OF REPORTING PERSON* IN

(A)	Please see Item 4.

CUSIP # 30064K105	Page 16 of 27

ITEM 1(A).	NAME OF ISSUER

ExactTarget, Inc.

ITEM 1(B).	ADDRESS OF ISSUER’S PRINCIPAL EXECUTIVE OFFICES

20 North Meridian Street Indianapolis, IN 46204

ITEM 2(A).	NAME OF PERSONS FILING

This statement is being filed by (1) TCV VII, L.P., a Cayman Islands exempted limited partnership (“TCV VII”), (2) TCV VII (A), L.P., a Cayman Islands exempted limited partnership (“TCV VII(A)”), (3) TCV Member Fund, L.P., a Cayman Islands exempted limited partnership (“Member Fund” and, together with TCV VII and TCV VII(A), the “TCV Funds”), (4) Technology Crossover Management VII, L.P., a Cayman Islands exempted limited partnership (“TCM VII”), (5) Technology Crossover Management VII, Ltd., a Cayman Islands exempted company (“Management VII”), (6) Jay C. Hoag (“Mr. Hoag”), (7) Richard H. Kimball (“Mr. Kimball”), (8) John L. Drew (“Mr. Drew”), (9) Jon Q. Reynolds, Jr. (“Mr. Reynolds”), (10) Robert W. Trudeau (“Mr. Trudeau”), (11) Christopher P. Marshall (“Mr. Marshall”), (12) Timothy P. McAdam (“Mr. McAdam”), (13), John C. Rosenberg (“Mr. Rosenberg”) and (14) David L. Yuan (“Mr. Yuan”). Mr. Hoag, Mr. Kimball, Mr. Drew, Mr. Reynolds, Mr. Trudeau, Mr. Marshall, Mr. McAdam, Mr. Rosenberg and Mr. Yuan are collectively referred to as the “Members.” The TCV Funds, TCM VII, Management VII and the Members are sometimes collectively referred to herein as the “Reporting Persons.”

ITEM 2(B).	ADDRESS OF PRINCIPAL OFFICE

The mailing address for each of the Reporting Persons is: c/o Technology Crossover Ventures 528 Ramona Street Palo Alto, California 94301

ITEM 2(C)	CITIZENSHIP

Each of TCV VII, TCV VII(A), Member Fund and TCM VII are Cayman Islands exempted limited partnerships. Management VII is a Cayman Islands exempted company. The Members are each United States citizens.

ITEM 2(D) AND (E). TITLE OF CLASS OF SECURITIES AND CUSIP NUMBER

Common Stock, $0.0005 par value CUSIP Number: 30064K105

ITEM 3.	Not applicable.

CUSIP # 30064K105	Page 17 of 27

ITEM 4.	OWNERSHIP

The following information with respect to the ownership of the Common Stock of the Issuer by the persons filing this Statement is provided as of December 31, 2012:

				(c) Number of shares as to which person has:
Name of Reporting Person	(a) Amount beneficially owned		(b) Percent of Class*	Sole power to vote or to direct the vote, and sole power to dispose or to direct the disposition of	Shared power to vote or to direct the vote, and shared power to dispose or to direct the disposition of
TCV VII, L.P.	5,585,670		8.20%	5,585,670	—
TCV VII (A), LP	2,900,770		4.26%	2,900,770	—
TCV Member Fund, L.P.	51,459		0.08%	51,459	—
Technology Crossover Management VII, L.P.	8,486,440		12.47%	8,486,440	—
Technology Crossover Management VII, Ltd.	8,537,899		12.54%	8,537,899	—
Jay C. Hoag	8,537,899		12.54%	—	8,537,899
Richard H. Kimball	8,537,899		12.54%	—	8,537,899
John L. Drew	8,537,899		12.54%	—	8,537,899
Jon Q. Reynolds, Jr.	8,537,899		12.54%	—	8,537,899
Robert W. Trudeau	8,537,899		12.54%	—	8,537,899
Christopher P. Marshall	8,537,899		12.54%	—	8,537,899
Timothy P. McAdam	8,537,899		12.54%	—	8,537,899
John C. Rosenberg	8,537,899		12.54%	—	8,537,899
David L. Yuan	8,543,665	**	12.55%	5,766	8,537,899

*	All percentages in this table are based on 68,081,668 shares of Common Stock outstanding on November 5, 2012, as reported on ExactTarget, Inc.’s Form 10-Q for the quarterly period ended September 30, 2012.
**

Of which 5,766 are shares of restricted Common Stock that vest within 60 days of December 31, 2012. Mr. Yuan has sole dispositive power over the restricted Common Stock. However, TCV VII Management, L.L.C (“TCM LLC”) owns 100% of the pecuniary interest therein. Certain of the Members are members of TCM LLC, but each disclaims beneficial ownership of such shares except to the extent of their respective pecuniary interest therein.

Each of the TCV Funds has the sole power to dispose or direct the disposition of the shares which it holds directly, and has the sole power to vote or direct the vote of such shares.

Each of (i) Management VII, as the ultimate general partner of TCV VII and TCV VII(A) and a general partner of Member Fund, and (ii) TCM VII, as the direct general partner of TCV VII and TCV VII(A), may also be deemed to have sole power to dispose or direct the disposition of the shares held by TCV VII and TCV VII(A) and, with respect to Management VII, the shares held by Member Fund, and have the sole power to direct the vote of such shares. Each of Management VII and TCM VII disclaims beneficial ownership of such securities except to the extent of their respective pecuniary interests therein.

Each of the Members is a Class A Director of Management VII. In their capacity as Class A Directors of Management VII, the Members have the shared power to dispose or direct the disposition of the shares held by TCV VII and TCV VII(A) and the shares held by Member Fund and the shared power to direct the vote of such shares. Each of the Members and Management VII disclaim beneficial ownership of the securities owned by TCM VII, TCV VII, TCV VII(A) and Member Fund except to the extent of their respective pecuniary interest therein.

The Reporting Persons may be deemed to be acting as a group in relation to their respective holdings in the Company but do not affirm the existence of any such group.

CUSIP # 30064K105	Page 18 of 27

Except as set forth in this Item 4, each of the Reporting Persons disclaims beneficial ownership of any shares owned beneficially or of record by any other Reporting Person.

ITEM 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

☐ Yes

ITEM 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

Not applicable.

ITEM 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

Not applicable.

ITEM 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

Not applicable.

ITEM 9.	NOTICE OF DISSOLUTION OF GROUP.

Not applicable.

ITEM 10.	CERTIFICATION.

Not applicable.

CUSIP # 30064K105	Page 19 of 27

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2013

TCV VII, L.P.
a Cayman Islands exempted limited partnership, acting by its general partner

Technology Crossover Management VII, L.P. a Cayman Islands exempted limited partnership, acting by its general partner

Technology Crossover Management VII, Ltd. a Cayman Islands exempted company

By:	/s/ Frederic D. Fenton
Name:	Frederic D. Fenton
Title:	Authorized Signatory

TCV VII (A), L.P.
a Cayman Islands exempted limited partnership, acting by its general partner

Technology Crossover Management VII, L.P. a Cayman Islands exempted limited partnership, acting by its general partner

Technology Crossover Management VII, Ltd. a Cayman Islands exempted company

By:	/s/ Frederic D. Fenton
Name:	Frederic D. Fenton
Title:	Authorized Signatory

CUSIP # 30064K105	Page 20 of 27

TCV MEMBER FUND, L.P.
a Cayman Islands exempted limited partnership, acting by its general partner

Technology Crossover Management VII, L.L.C. a Delaware limited liability company

By:	/s/ Frederic D. Fenton
Name:	Frederic D. Fenton
Title:	Authorized Signatory

TECHNOLOGY CROSSOVER MANAGEMENT VII, L.P. a Cayman Islands exempted limited partnership, acting by its general partner

Technology Crossover Management VII, Ltd. a Cayman Islands exempted company

By:	/s/ Frederic D. Fenton
Name:	Frederic D. Fenton
Title:	Authorized Signatory

TECHNOLOGY CROSSOVER MANAGEMENT VII, LTD., a Cayman Islands exempted company

By:	/s/ Frederic D. Fenton
Name:	Frederic D. Fenton
Title:	Authorized Signatory

JAY C. HOAG

By:	/s/ Frederic D. Fenton
Name:	Frederic D. Fenton
Title:	Attorney in Fact

CUSIP # 30064K105	Page 21 of 27

RICHARD H. KIMBALL

By:	/s/ Frederic D. Fenton
Name:	Frederic D. Fenton
Title:	Attorney in Fact

JOHN L. DREW

By:	/s/ Frederic D. Fenton
Name:	Frederic D. Fenton
Title:	Attorney in Fact

JON Q. REYNOLDS, JR.

By:	/s/ Frederic D. Fenton
Name:	Frederic D. Fenton
Title:	Attorney in Fact

ROBERT W. TRUDEAU

By:	/s/ Frederic D. Fenton
Name:	Frederic D. Fenton
Title:	Attorney in Fact

CHRISTOPHER P. MARSHALL

By:	/s/ Frederic D. Fenton
Name:	Frederic D. Fenton
Title:	Attorney in Fact

CUSIP # 30064K105	Page 22 of 27

TIMOTHY P. MCADAM

By:	/s/ Frederic D. Fenton
Name:	Frederic D. Fenton
Title:	Attorney in Fact

JOHN C. ROSENBERG

By:	/s/ Frederic D. Fenton
Name:	Frederic D. Fenton
Title:	Attorney in Fact

DAVID L. YUAN

By:	/s/ Frederic D. Fenton
Name:	Frederic D. Fenton
Title:	Attorney in Fact

CUSIP # 30064K105	Page 23 of 27

EXHIBIT INDEX

Exhibit

Exhibit 1: Agreement of Joint Filing.

Exhibit 2: Statement Appointing Designated Filer and Authorized Signatories dated July 10, 2009 (incorporated by reference from Exhibit 2 to Schedule 13D relating to the Common Stock of Interactive Brokers Group, Inc. filed on July 10, 2009).

Exhibit 3: Statement Appointing Designated Filer and Authorized Signatories dated August 6, 2010 (incorporated by reference to Exhibit 5 to the Schedule 13D relating to the common stock of Green Dot Corporation filed on August 6, 2010).

Exhibit 4: Statement Appointing Designated Filer and Authorized Signatories dated December 31, 2010 (incorporated by reference to Exhibit 6 to the Schedule 13D relating to the common stock of K12 Inc. filed on May 5, 2011).